NASDAQ: PGC

Exhibit 19

POLICY STATEMENT

The success and reputation of Peapack-Gladstone Financial Corporation will be determined, in no small part, on the standard of personal and professional integrity with which its employees, officers, and directors conduct themselves. In pursuit of Peapack-Gladstone Financial Corporation’s goals, each employee, officer and director is expected to adhere to business procedures and practices that are in accordance with the letter and spirit of applicable federal and state banking laws and regulations, and is expected to conduct himself or herself on the basis of moral and ethical principles reflecting the highest standards of business and individual behavior.

The Board of Directors has adopted this Code of Business Conduct and Conflict of Interest Policy (referred to herein as the “Code of Conduct”) to assist our employees and directors in understanding the principles of conduct to which they must adhere in order to fulfill the legal, moral and ethical obligations each assumes as an employee or director. It serves both as a method to review and reaffirm the high standards of conduct that are associated with ethical business practices and as a corporate-wide statement of Peapack-Gladstone Financial Corporation's commitment to these standards.

Employees and directors are requested annually to affirm in writing that they adhere to this Code of Conduct. This Code of Conduct covers Peapack-Gladstone Financial Corporation and its affiliates. Any violation of this Code of Conduct by any employee or director may result in disciplinary action, up to and including discharge or removal.

DEFINITIONS

Affiliate - a company that Peapack-Gladstone Financial Corporation owns or controls, or that owns or controls Peapack-Gladstone Financial Corporation, or that is owned or controlled by the same company that owns or controls Peapack-Gladstone Financial Corporation. Ownership does not mean complete ownership, but means owning enough to have control.

Bank – Peapack-Gladstone Financial Corporation and all of its affiliates, including but not limited to Peapack Private Bank & Trust and PGB Trust & Investments.

Code of Conduct – This Code of Business Conduct and Conflict of Interest Policy.

Employee - Except where otherwise specifically indicated, includes all employees of Peapack-Gladstone Financial Corporation and its affiliates.

Review Procedure - The means by which approval for a particular course of action may be requested by an employee or director. Employees shall seek review by the senior

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management officer in the employee's department or group, usually a senior vice president or an executive vice president. Senior vice presidents and above should seek review from their immediate supervisors, in most cases the President. Requests and the reviewers' responses must be by email and shall be forwarded to the Chief Human Resources Officer to be retained in the employee’s personnel file. Directors and the Chief Executive Officer shall seek review by the Chairman of the Board.

As a written code cannot answer all questions raised in the context of business relationships, each employee shall accept his or her primary responsibility to recognize and respond to specific situations as they arise. Questions and concerns about doubtful situations, potential misconduct and conflicts of interest should be addressed as follows:

•
Questions from Employees: To Chair of the Audit Committee, at or leave an anonymous, confidential telephone message for Audit Committee Chair, as further described under the “Administration and Responsibilities – Reporting Accounting Concerns, Unethical Behavior and/or Possible Crimes” section of this document.
•
Questions from Directors and the CEO: To the Chairman of the Board.

CONFIDENTIAL and NON-CONFIDENTIAL INFORMATION1

A. Customer Confidential and Non-Confidential Information

The Bank takes the privacy of its customers very seriously. All employees and directors must safeguard all information about the Bank’s customers, former customers, potential customers, shareholders, or employees, and their accounts, whether or not the information is “confidential,” as that term is defined in the Bank's Employee Handbook or from time to time in any existing confidentiality agreement(s) between the Bank and its employees and directors. In particular:

1.
Discussion or dissemination of information or documents known to an employee or director through his or her connection with the Bank, whether or not this information is “confidential,” as that term is defined in the Bank’s Employee Handbook or from time to time in any existing confidentiality agreement(s) between the Bank and its employees and directors with (a) anyone who is not an employee or director of the Bank or (b) anyone who is an employee or director of

1 Nothing in Policy is intended to redefine, limit or in any way alter the terms, conditions, and definitions contained within the Bank’s Confidentiality and Non-Solicitation Agreement, the terms, conditions and definitions of which are adopted herein by reference. Further, nothing in this Policy is intended to interfere, waive or surrender any of the Bank’s rights under applicable federal and state common and statutory laws, including but not limited to the New Jersey Trade Secrets Act, N.J.S.A. 56:15-1 et seq.; the Defend Trade Secrets Act, 18 U.S.C. §1839 et seq.; and the Federal Computer Fraud and Abuse Act 18 U.S.C. §1030 et seq.

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the Bank but does not have a “need to know” the information, is strictly prohibited. The following are examples which are not intended to be all inclusive:
a)
Example: you cannot disclose to your spouse the amount of money a customer keeps in his bank or trust account.
b)
Example: you cannot tell your neighbor how big a customer’s mortgage is, even though this information has been made public by way of the filing of the mortgage.
c)
Example: you cannot tell your cousin that a customer is in financial difficulty and has missed payments on her loan.
d)
Example: you cannot show your friend a copy of a court document relating to a dispute over money, which you obtained through your position with the Bank, even though the court document is a matter of public record.
e)
Example: you cannot gossip about customers with employees, directors or anybody else.
2.
Requests for information regarding current or former employees should be referred to the Chief Human Resources Officer, who shall respond per Bank practice and policy.
3.
The disclosure of information concerning an applicant or customer is only permitted when it complies with applicable federal or state laws. For example, the Bank has adopted specific guidelines and/or policies which govern the exchange of credit information with third parties.
4.
Inquiries for “confidential” information, as that term is defined in the Bank’s Employee Handbook or from time to time in any existing confidentiality agreement(s) between the Bank and its employees and directors, by tax authorities, bank regulators, law enforcement agencies, attorneys, or private parties involved in litigation, shall not be divulged unless the Bank has received either written consent of the individual or regulator, or the appropriate court order or subpoena, and release has been authorized under normal operational procedures.

B. The Bank’s Confidential Information

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The Bank provides its employees with access to its physical resources and “confidential” information, as that term is defined in its Employee Handbook or from time to time in any existing confidentiality agreement(s) between the Bank and its employees and directors, which among other things contains proprietary and trade secret information. The Bank also provides to its employees, at significant investment and expense, knowledge and experience in the technologies developed or used by the Bank. Employees are responsible for the proper use and safeguarding of the Bank’s physical resources and “confidential,” proprietary and trade secret information and for taking appropriate steps to ensure the security of such resources and information. Accordingly, employees shall not disseminate, sell or otherwise use the Bank’s physical resources or “confidential,” trade secret and proprietary information for their personal benefit or for the benefit of a third party. This restriction continues to apply after employment terminates, regardless of the reason for termination. The proper use of the Bank’s physical resources and “confidential,” proprietary and trade secret information includes uses only for those activities that are directly related to the Bank’s business or that have been approved in advance by management.

The Bank’s financial information is considered confidential and proprietary to the Bank and is not to be discussed with or released to any person or entity unless it has been published in reports to our shareholders or otherwise made generally available to the public in the ordinary course of business as so determined by the Board of Directors, Chief Executive Officer, and/or Chief Financial Officer.

Employees must refer all inquiries from the media to the attention of the Chief Executive Officer. Employees must obtain prior approval before discussing the Bank’s policies, procedures or affairs with an outside party. This ensures that the message being conveyed to the media and other groups is consistent throughout the Bank.

Employees should be aware that any product, program, file or writing developed or produced by Bank employees during work time, by using the Bank facilities or as a result of performing their responsibilities, is the property of the Bank. Any improper taking or use of this property either during or after employment may be subject to legal action.

Example: Bank policy, protocols or employee confidentiality and non-solicitation agreements prohibit Bank employees, consistent with the law, from taking or using the Bank’s confidential, trade secret and proprietary information for the benefit of themselves or others. By example only and without limitation, if your employment with the Bank terminates for any reason, you cannot take or use

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confidential information, trade secrets, customer information, customer lists, or any other information proprietary to the Bank for any reason, including but not limited to unfairly competing and interfering with the Bank’s customer relationships or attempting to lure customers or employees from the Bank.

Employees should take appropriate steps to protect all the Bank’s confidential information, trade secrets and proprietary interests, both while employed by the Bank and after leaving its employ. Further, taking, copying, downloading, releasing or disseminating any records for any purpose other than a necessary job-related activity is strictly prohibited. No Bank “confidential information,” as that term is defined in the Bank’s Employee Handbook or from time to time in any existing confidentiality agreement(s) between the Bank and its employees and directors, including but not limited to written and electronic records, equipment, information, property or copies thereof may be retained by an employee following termination of employment and must promptly be returned to the Bank upon separation of employment.

C. Third-Party Proprietary Information

Employees are responsible for using the patented, copyrighted, or other proprietary material or information of a third party in compliance with applicable provisions of any contract or license between the Bank and the third party.

The Bank, as well as individual employees, may be held liable for both civil damages and criminal penalties for copyright, trademark, or patent infringement and for any other illegal or improper use of another's property. Employees must also be aware that other uses of third-party materials or information, such as the duplication of computer software and the downloading of data from information retrieval services (data bases), may also require the holder's/owner's permission. Employees are encouraged to consult their immediate supervisor, the Bank’s General Counsel or the Bank’s President regarding the photocopying, duplication, reproduction, data downloading, or other use of proprietary material or information owned by a third party.

CONFLICTS OF INTEREST

A possible conflict of interest exists whenever an employee or director has an interest in any entity or matter that may influence a decision or cloud the individual's judgment in the discharge of his or her Bank responsibilities. All individuals should conduct their personal affairs so as to avoid conflict of interest situations. As a result, joint business

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ventures among employees and directors are discouraged because the venture may imply bank sponsorship. In case of doubt, it is the individual's obligation to secure clarification by means of the Review Procedure.

It is the duty of every employee and director to avoid any situation in which he or she, or a family member, might profit personally (directly or indirectly), or give the appearance of profiting personally, through a conflict of interest.

Should a situation arise where an employee or director becomes aware of irregularities, or non-compliance with provisions of the Code of Conduct, on the part of another employee, confidential disclosure of such should be directed to the CEO, the Chief Human Resources Officer or the Chair of the Audit Committee.

TRANSACTIONS RELATED TO YOU, YOUR RELATIVES OR YOUR FRIENDS

Transactions involving an employee's own accounts or the accounts of any relative or close friend must be referred to another employee or the manager to process. An employee may not make decisions, approve transactions, or direct others to approve transactions on such accounts in any manner that would inappropriately influence the results of those or any other transactions.

COMPENSATION AND GIFTS

A.
Compensation and Gifts

The Comprehensive Crime Control Act of 1984, as amended by the Bank Bribery Amendment Act of 1985, prohibits any Banker from corruptly offering or receiving anything of value, where the item of value is offered with the intent of influencing the Banker or a business transaction. This law is broad and carries severe criminal penalties, including fines and/or imprisonment.

No employee shall solicit or receive anything of value (be it money, goods, or services) in any amount, as a quid pro quo (something received or given as a personal reward for preferential action or service by a Banker) or as a "gratuity," in connection with the business of the Bank. This includes, for example, compensation of any kind from any source for rendering services of a type which might properly be performed by the Bank as one of its regular services. An employee may not do indirectly what he or she is prohibited from doing directly; e.g. arrange to have a prohibited gift made to a member

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of his or her family. Any gift of a beneficial interest or legacy under wills or trusts of customers of the Bank, other than a relative, must be reported to the Chief Human Resources Officer at such time as the employee or employee's spouse learns of such designation. Similarly, an employee should avoid giving gifts, meals, or entertainment intended to influence unfairly, or that might give the appearance of unfairly influencing, a business decision. An employee should never give any gift, meal or entertainment, which is unreasonable or extravagant.

Permissible Gifts

Employees may give or accept gifts to or from outside sources only if:

a)
the gift is not a quid pro quo;
b)
is not intended to influence any decision by the employee;
c)
is unsolicited;
d)
is infrequent; and
e)
reasonable in value. (no more than $100)

Under no circumstances shall money (including gift certificates, gift cards or anything of a similar nature) be given or accepted, even within the above guidelines.

Examples of gifts which are likely to meet the above conditions and would therefore be permissible are advertising or promotional materials, such as pens, pencils, note pads, key chains, calendars and similar items; discounts or rebates on merchandise or services that do not exceed those available to other customers; gifts that are related to commonly-recognized events or occasions, including but not limited to such things as a promotion, new job, wedding, retirement, traditional holidays or celebrations; and civic, charitable, educational, or community organizational awards for recognition of service and accomplishment. As a rule, gifts of any type from a business, customer, vendor or client, may not exceed $100 per year. Generally, there is no threat of a violation of the Bank Bribery statute if acceptance of a gift or benefit is based on an obvious family or personal relationship (such as those with the parents, children or spouse of an employee) existing independent of any business of the Bank, or if the gift or benefit is available to the general public under the same conditions on which it is available to a Banker.

If an employee is offered or receives something of value, which he or she believes may be impermissible under this Code of Conduct, he or she shall disclose the matter by means

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of the Review Procedure. The reviewer, in turn, shall render a determination in writing that the item of value should be accepted or returned, giving due consideration to such issues as whether the item is reasonable in value and whether receipt poses a threat to the integrity of the Bank. Such disclosures and resulting determinations shall be retained in the employee's personnel file.

B.
Business Meals, Refreshments, Travel, Accommodations and Entertainment

Payments for meals, refreshments, travel, accommodations or entertainment by an outside source are permitted, if they (a) are reasonable in amount, (b) are expended in the course of a meeting or other occasion the purpose of which is to hold a bona fide business discussion or to foster better business relations, (c) are unsolicited, and (d) the expense would be paid for by the Bank as a business expense if not paid for by the outside source. Permissible items could include business luncheons or dinners, golf or tennis outings, cab fare, attending a customer's annual holiday party, entertainment, and travel arrangements and accommodations if reasonable in value.

Payment by an outside source for business meals, refreshments, travel, accommodations, and entertainment which is extravagant, a quid pro quo, or confers an unreasonable benefit on the employee or his or her spouse rather than the Bank is impermissible.

Example: The use of a customer's Florida condominium for a weekend would not be permitted.

If an employee is offered payments for business meals, refreshments, travel, accommodations or entertainment which he/she believes may be impermissible under the Code of Conduct, the individual shall disclose the matter by means of the Review Procedure. The reviewer shall render a determination by email if payment for such service should be accepted, giving due consideration to the bona fides of the business purpose involved and the reasonableness of the value of such service under the circumstances.

LOANS (Borrowing)

An employee may not borrow from, or lend personal funds to, customers or suppliers. Although employees may borrow from banks or other lending institutions on customary terms, designated Executive Officers and directors of the Bank are subject to the limitations of Regulation O of the Federal Reserve Board. Additional requirements regarding compliance with Regulation O are outlined in the Regulation O Policy.

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INSIDER TRANSACTIONS

Personal Investments - Prohibitions on Insider Trading

Personal investments in any customer or supplier of goods or services which has credit or other relationships with the Bank should not be made by an employee or director except for investments in securities which are actively traded on recognized markets, or only upon approval obtained by means of the Review Procedure; and subject in all cases to the rules described below concerning insider trading. Employees and directors may be asked to disclose such information in an annual statement. Even if a personal investment has been approved, an employee or director should not take part in a Bank decision or attempt to influence a decision about that customer or supplier.

Employees are responsible for observing the Securities and Exchange Commission regulations, which prohibit purchases or sales of securities by persons having material inside information and should be aware that material inside information concerning a company's plans or operations which has not been released to the public is confidential. "Material inside information" is defined as information which may affect a person's decision to purchase or sell a security and which has not been sufficiently disclosed to ensure its availability to the investing public.

Bank employees and directors are prohibited from using material inside information for personal gain, from using such information for security transactions made on behalf of the Bank or its affiliates, and from disseminating such information to others. To ensure compliance with applicable law, the actions of every employee and director should be governed according to the following guidelines:

1.
Material inside information must not be disclosed to anyone other than the Bank employees or directors who establish their need to know. This information should not be discussed in public places.
2.
Employees and directors possessing material inside information relating to the Bank shall not sell or buy the Bank securities, or disclose such information to persons outside the Bank until the information has been disclosed to the public and the public has had sufficient time to absorb and evaluate it.
3.
Material inside information with respect to other companies may also be acquired through the Bank; anyone possessing such information concerning such a company must not sell or buy the securities of that company or disclose this information to persons (a) who have no need to know within the Bank or (b)

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anyone outside the Bank, excepting (1) an agent of the Bank who needs to possess such information to properly fulfill the requirements of his/her agency, (2) a government or government agency to which the Bank is required to report or (3) at the direction of a government, government agency or court of competent jurisdiction.
4.
Inquiries from financial analysts and investors and others affiliated with the financial investment communities asking about the Bank must be answered only by the Chief Executive Officer, the Chief Financial Officer, or their respective designees.

Securities laws impose severe sanctions upon any individual who fails to comply with the above guidelines, and liability can also extend to the Bank. The penalties range from monetary penalties to criminal fines and imprisonment. In summary, no employee shall buy or sell the Bank securities, or any other securities, based on material inside information.

OUTSIDE ACTIVITIES / CIVIC AND POLITICAL ACTIVITIES

A. Community, Charitable and Professional Activities

The Bank encourages employees to actively participate in and provide leadership to community, charitable, and professional activities. If an employee or director participates in or provides leadership to a community, charitable or professional organization as a representative, in fact or by implication, of the Bank, then he or she must obtain approval by means of the Review Procedure.

B. Business-Related Positions

Note: this section does not apply to Directors.

The appointment of employees to business-related positions (either as an officer or a director) must be approved through the Review Procedure in advance. All requests for such approval must be by email and must specify whether the business has a relationship with the Bank and, if so, the nature and extent of that relationship. The employee's request, and management's response, shall be retained in the employee's personnel folder.

C. Outside Employment

The Bank generally discourages outside employment for full-time employees because the additional employment might affect the employee's performance of his or her principal duties at the Bank and might possibly subject the Bank to criticism or adverse publicity. Prior approval of outside employment must be obtained by means of the Review

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Procedure unless such employment was made known to and approved by the Bank at time of hire. The approver/reviewer shall consult with the Director of Human Resources and both give particular scrutiny to factors bearing on the question of whether a conflict, or potential conflict, of interest could arise, such as whether the outside employer has a relationship with the Bank (and, if so, its nature and extent) and whether the employee would be in a position to influence impermissibly any decision by the Bank concerning the outside employer.

D. Outside Business Interests

Employees shall avoid situations in which they or their family members profit from a relationship with a company or other entity with which the employee deals in the course of his or her duties at the Bank.

E. Political Activity

Approval must be obtained via the Review Procedure before an employee seeks or accepts nomination for appointment to any public office, whether paid or unpaid. Any employee that holds any public office shall obey the conflict of interest rules of both the Bank and the public office.

F. Management Interlocks

Directors and employees should be aware of the various statutes and regulations either prohibiting completely, or permitting only within certain specific limits, dual service by a Bank director or employee in the following areas:

1.
Service as a director, officer or employee of any other commercial bank, banking association, trust company, savings bank, savings and loan association or credit union; or
2.
Service in an organization primarily engaged in the issue, flotation, underwriting, public sale or distribution of stocks, bonds or other securities.

SERVING AS A FIDUCIARY

When serving as a fiduciary it should be clearly stated and understood by the party for whom the employee or director is acting as a fiduciary that the employee or director is acting as an individual without implying or imputing that he or she is representing the Bank, or acting in any Bank-related capacity.

FINANCIAL RESPONSIBILITIES

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All employees of the Bank should conduct their financial affairs in such a responsible manner as to be above criticism. The following list is intended to be a guide, but not a complete nor exhaustive list:

•
Prompt payment of personal bills and debts;
•
Avoidance of overdrafts in personal checking accounts;
•
Use of any Bank credit cards, expense account reimbursements, equipment, and supplies only for official Bank use; and
•
Timely filing of income tax returns.

OTHER PROHIBITIONS IMPOSED BY VARIOUS REGULATIONS

No affiliated person of the Bank may receive, directly or indirectly, from the Bank, or its affiliates, or from any other source, any fee or other compensation of any kind in connection with the procurement of a loan from the Bank or any subsidiary of the Bank.

No person, including an affiliated person, may give or receive any fee, kickback, or thing of value for referring business incident to a real estate settlement service, and no person may give or accept any portion, split, or percentage of any charges made for rendering such settlement service, in connection with any real estate loan made by the Bank.

No employee may corruptly ask for or corruptly receive anything of value from any person for or in connection with any transaction or business of the Bank.

The Bank may not grant any loan on the prior condition, agreement, or understanding that a borrower contract with a specific person for title or other insurance, building materials, construction, legal, real estate agency, brokerage or property management services.

BUSINESS CONDUCT

The Bank conducts its affairs in strict conformity to all applicable legal requirements, generally accepted accounting principles and procedures, and the highest standards of business ethics. The following rules govern the application of this general policy to the areas of business and accounting practices and political contributions.

A. Business and Accounting Practices

1.
No funds or assets of the Bank shall be used for any unlawful purpose.

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2.
No unrecorded fund or asset of the Bank shall be established or maintained for any purpose.
3.
No false or misleading entries shall be made in the books and records of the Bank for any purpose. All items of income or expense shall be appropriately recorded.
4.
No payment by the Bank shall be made with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described in the books and records of the Bank.
5.
No payment on behalf of the Bank shall be approved without adequate supporting documentation or made with the intention or understanding that all or any part of such payment is to be used for any purpose other than that described by the documents supporting the payment.
6.
Compliance is required with generally accepted accounting principles and procedures and with established internal corporate controls and procedures.
7.
Full, fair, accurate, timely and understandable disclosure must be made in all financial, regulatory and other reports which are required to be filed by the Bank.
8.
Compliance is required with all applicable governmental rules and regulations.
9.
Any employee who has or obtains knowledge of, or information concerning, any actions prohibited by this section shall promptly notify the President and/or the Steven Kass, Chair of the Audit Committee, via the procedure listed under “Administration and Responsibilities - Reporting Accounting Concerns, Unethical Behavior and/or Possible Crimes” section of this document. Any employee may instead anonymously or by name use the telephone number listed below under “Administration and Responsibilities - Reporting Accounting Concerns, Unethical Behavior and/or Possible Crimes.”
10.
The Bank may require submission of reports or statements with respect to compliance with this section by such officers and other employees, at such time or times, and in such form, as the Bank may specify.

B. Political Contributions and Other Expenditures for Political Purposes

1.
No funds or assets of the Bank are to be used to make any unlawful political contribution. For purposes of this section, the term "political contribution" shall be deemed to include not only the direct or indirect delivery of cash or property of the Bank to a political party, candidate, committee or organization, but also (a)

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the reimbursement by the Bank of any employee of the Bank or any other person for a political contribution made, or to be made, by such employee or other person or (b) the provision of services or of the use of property, or the making of a loan, to a political party, candidate, committee or organization by the Bank, except in the ordinary course of Bank business and on customary commercial terms.

Note: Purchases of tickets to political dinners or other similar events or of advertisements in political publications are considered to be political contributions and are not reimbursable.

2.
Neither the Bank, nor any person acting on its behalf, shall establish any unlawful program to solicit, collect or distribute political contributions from employees of the Bank.
3.
No person receiving payment from the Bank, whether as compensation for services or for any other purpose whatsoever, shall be under any obligation of any kind to the Bank to utilize any amount of any such payment for the making of any political contribution and no employee of the Bank, or any other person acting on its behalf, shall seek to create or enforce any such obligation.

4. Any employee who has or obtains knowledge of, or information concerning, any action prohibited by this section shall promptly notify the President and/or the Internal Auditor of the Bank. Any employee may instead anonymously or by name use the telephone number listed below under “Administration and Responsibilities - Reporting Accounting Concerns, Unethical Behavior and/or Possible Crimes”.

5. Directors and senior officers are prohibited from making political contributions which exceed $200 in any one election cycle (which includes the primary and general election) to any person (or any political organization which in turn contributes to a person) seeking election or who has been elected to a public office of the state of New Jersey or of a New Jersey county, municipality, school district or fire district. Political contributions of a spouse, or a child still living at home, shall be deemed contributions of the director or employee. Any political contribution in violation of this prohibition will trigger a burdensome reporting requirement on the part of the Bank.

6. Directors and all employees are strictly prohibited from making any political contribution in currency (i.e., bills or coins).

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C. Use of Bank Letterhead

No employee will use official bank stationery for personal or non-job-related purposes, particularly when such use would imply endorsement by the Bank or make reference to Bank employment in matters of personal dispute.

D. False or Misleading Remarks

False or intentionally misleading remarks must not be made about vendors, customers or competitors. You also must not make false statements about the financial condition of the Bank. False, misleading, or intentionally incomplete statements to auditors, examiners or other investigators are strictly prohibited.

ADMINISTRATION AND RESPONSIBILITIES

The Bank conducts itself in business dealings so as to obey all applicable laws and regulations. Where the requirements of such laws and regulations are unclear, the advice of the Bank’s General Counsel or President should be sought to secure interpretation and to ensure compliance.

Employees are urged to re-read the Code of Conduct from time to time so as to refresh their recollection of the statutory and regulatory matters involved and the policies outlined herein.

Reporting Accounting Concerns, Unethical Behavior and/or Possible Crimes

The Directors and management of the Bank encourage any individual with concerns regarding accounting, internal accounting controls or auditing matters to promptly and confidentially report their concerns. The Sarbanes-Oxley Act is designed to shield employees from retaliation when they provide information that they reasonably believe to be a violation of law. The provision is also intended to ensure that the Board of Directors is made aware of accounting and security law irregularities or concerns.

Under federal law, any company can be held criminally liable when one of its employees, directors, or agents commits a crime, especially while functioning in their capacity as employee, director or agent of the Bank. In addition, safeguarding the ethical culture of the Bank requires a mechanism to report any unethical behavior to management.

Accordingly, any Bank employee who has knowledge of, or information about, an accounting concern or conduct by another employee, director, or agent of the Bank that

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he or she believes might represent unethical behavior or constitute a crime, must promptly report the relevant facts as follows:

1.
For all concerns involving compliance with accounting or audit requirements, directly by e-mail or telephone to the Chair of the Audit Committee of the Board of Directors:

Telephone: The Bank has retained the services of a telephone voice mail service to allow individuals to confidentially leave a voice message for the Chair of the Audit Committee. The Chair of the Audit Committee is notified by an automated telephone system when a message is received. He has been given a code that enables him to retrieve the message. Leaving a voice message is simple. Please call (908) 412-2996 and leave a detailed message explaining the nature of your concern. This can be done anonymously or you may leave your name and phone number.

2.
For all other matters, by telephone or email to the Chief Human Resources Officer, the President or the CEO

Employees may choose to report their concerns anonymously or under his or her name. Reports may be made either orally or in writing. Employees will not be retaliated against for reporting information in good faith in accordance with this procedure.

POLICY CHANGES

This policy must be submitted to the Board of Directors (the “Board of Directors”) for approval annually.

Interim policy changes may be enacted with the approval of any Policy Making Officer of the Bank without the immediate approval of the Board of Directors. Interim policy changes may include:

•
changes made in accordance with regulatory, organizational, procedural and technological changes;
•
policy recommendations and comments made by the Bank’s regulators, auditors and consultants; and
•
Correction of typographical and grammatical errors.

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All interim policy changes will be recorded on the policy cover page. All revisions will be submitted to the Board of Directors in conjunction with the annual approval.

Any policy that is completely or substantially rewritten, beyond an interim policy change, must be submitted to the Board of Directors for approval.

The policies that must be submitted to the Board of Directors for approval are defined in the Policy on Policies.

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EMPLOYEE ACKNOWLEDGEMENT

[I, _______________________ (employee name), acknowledge that on _____________________ (date), I received a copy of the Bank’s Code of Conduct Policy and that I read it, understand it, and agree to comply with it. I also understand that a copy of this policy is available from Human Resources, along with the Bank’s Employee Handbook which is accessible on the Bank’s intranet. I understand that the Bank has the maximum discretion permitted by law to interpret, administer, change, modify, or delete this policy at any time. No statement or representation by a supervisor or manager or any other employee, whether oral or written, can supplement or modify this policy. Changes to this policy can only be made if approved in writing by the Bank, with approval of the Bank’s Board of Directors. I also understand that any delay or failure by Bank to enforce any work policy or rule will not constitute a waiver of Bank’s right to do so in the future. I understand that neither this policy nor any other communication by a management representative or any other employee, whether oral or written, is intended in any way to create a contract of employment. I understand that, unless I have a written employment agreement signed by an authorized representative of the Bank, I am employed at will and this policy does not modify my at-will employment status.

Except as listed below, I neither have nor am aware of any conflict, potential conflict, or perceived conflict of interest or violation of the Bank Code of Conduct.

Exception(s):

If any situation involving a conflict, potential conflict, or perceived conflict of interest or violation of the Bank Code of Conduct occurs, I agree to report it immediately.

Except as listed below, I do not have any outside employment nor do I engage in any activities that could conflict with my duties to the Bank or interfere with my job with the Bank.

Exception(s):

I understand that a violation of this policy may result in disciplinary action, including possible termination, and/or legal action.

{Clients/1649/00399101.DOCX/ } 18

EMPLOYEE Signature: _____________________________

Date: _____________________________

Name (please print): _____________________________

Branch/Department: _____________________________

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NASDAQ: PGC

BOARD OF DIRECTORS ACKNOWLEDGEMENT

[I, _______________________ (Director’s name), acknowledge that on _____________________ (date), I received a copy of the Bank’s Code of Conduct Policy and that I read it, understand it, and agree to comply with it. I also understand that a copy of this policy, along with the Bank’s Employee Handbook and other Bank Policies are accessible on the Bank’s intranet. I understand that the Bank has the maximum discretion permitted by law to interpret, administer, change, modify, or delete this policy at any time. No statement or representation by a supervisor or manager or any other employee, whether oral or written, can supplement or modify this policy. Changes to this policy can only be made if approved in writing by the Bank, with approval of the Bank’s Board of Directors. I also understand that any delay or failure by Bank to enforce any work policy or rule will not constitute a waiver of Bank’s right to do so in the future.

Except as listed below, I neither have nor am aware of any conflict, potential conflict, or perceived conflict of interest or violation of the Bank Code of Conduct.

Exception(s):

If any situation involving a conflict, potential conflict, or perceived conflict of interest or violation of the Bank Code of Conduct occurs, I agree to report it immediately.

Except as listed below, I do not engage in any activities that could conflict with my duties to the Bank, interfere with my fiduciary obligations to the Shareholders, or damage the reputation of the Bank in any way.

Exception(s):

DIRECTOR Signature: _____________________________

Date: _____________________________

Name (please print): _____________________________

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